EXHIBIT 99.1
RUDOLPH TECHNOLOGIES REPORTS 2013
SECOND QUARTER RESULTS

Revenue Increased 11 Percent Sequentially, Fueled by a Balance of Front-End Metrology and Back-End Macro Defect Inspection Business

FLANDERS, NEW JERSEY (August 1, 2013) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the second quarter of 2013.

2013 Second Quarter Highlights:

•	Second quarter revenue was $46.1 million, compared to $41.7 million in the 2013 first quarter.

•	Second quarter GAAP net income was $759 thousand, or $0.02 per diluted share; non-GAAP net income was $2.0 million, or $0.06 per diluted share.

•	Gross margins remained strong at 51 percent.

•	Shipped repeat order for the second JetStep™ System for advanced packaging lithography.

•
Entered the emerging advanced packaging panel lithography market via the introduction of the innovative JetStep™ Panel Lithography System. The tool is designed to reduce total cost of ownership for outsourced assembly and test facilities and IDMs moving from wafers to panels and is the latest technological evolution in Rudolph’s total lithography solution.

•
The S3000SX™ transparent thin-film metrology system was launched for front-end advanced semiconductor fabrication applications at 20nm node and below in a modular architecture with small site measurement capability that offers flexibility and cost of ownership advantage for advanced 20nm and 14nm process nodes.

•
Launched and shipped the first of its new NSX® Metrology Series for defect inspection and metrology for advanced packaging. New application-specific configurations of the industry-leading NSX inspection system incorporate metrology measurement capability developed post integration of the Tamar Technology acquisition announced in April.

“Our strong financial results for the second quarter were within guidance,” commented Paul F. McLaughlin, Chairman and Chief Executive Officer. “On a sequential basis, we grew revenue 11%; and non-GAAP net income of $2.0 million, or $0.06 per share, increased from $1.6 million, or $0.05 per share. Our unique business model drove a very balanced quarter, with front-end and back-end businesses each accounting for approximately 50% of revenues. As we projected, overall trends in our core back-end business improved as the second quarter progressed and that has continued in July. In addition, our lithography business gained traction and we shipped a repeat order to a major OSAT customer in Asia for a second JetStep™ System for advanced packaging lithography, further validating the commercialization of Rudolph’s revolutionary 2X stepper total lithography solution.”

Mr. McLaughlin continued, “Rudolph is strategically positioned to address both the front-end and the back-end of semiconductor manufacturing cycles with a balanced product portfolio and a broad customer base. Our Total Addressable Market (TAM) is now at an all-time peak. This is particularly important as we see our back-end customers adapting front-end technologies as the industry enters what we believe will be a period of prolonged and sustained growth. Our markets that will benefit from both cyclical and sector growth include metrology, inspection, software and advanced packaging lithography, including our newest market entry of the JetStep Panel Lithography System.” Mr. McLaughlin concluded, “We believe the Company is uniquely positioned to deliver notably more shareholder value in the forthcoming up-cycle.”

Second Quarter 2013 Financial Results
Second quarter revenue totaled $46.1 million, an 11 percent increase, compared with $41.7 million for the 2013 first quarter. During the second quarter, international sales represented approximately 78 percent of revenue, while domestic sales accounted for 22 percent. In the 2013 first quarter, international sales represented approximately 77 percent of revenue and domestic sales accounted for 23 percent. In the second quarter, revenue from front-end semiconductor customers accounted for approximately 52 percent of revenue and back-end customers accounted for 48 percent.

Gross margin of 51 percent of revenues was within the Company’s guidance. In the 2013 first quarter, gross margin was 53 percent. The decline in gross margin was primarily driven by product mix.

Operating expenses for the second quarter of 2013 totaled $21.4 million, an increase of $0.8 million, from $20.6 million in the 2013 first quarter. R&D expenses for the second quarter totaled $10.2 million, compared with $9.7 million in the 2013 first quarter. S,G&A expenses for the second quarter totaled $10.5 million, compared with $10.3 million in the first quarter of 2013. The increase in operating expenses was primarily due to the acquisition of Tamar Technology and an increase in R&D project and compensation costs in the quarter.

GAAP net income for the second quarter of 2013 was $759 thousand, or $0.02 per diluted share, compared with net income of $393 thousand or $0.01 per diluted share, for the first quarter of 2013. On a non-GAAP basis, second quarter 2013 net income was $2.0 million or $0.06 per diluted share, compared to $1.6 million or $0.05 per share in the 2013 first quarter.

Balance Sheet Strength
At June 30, 2013, cash and marketable securities totaled $157.8 million, a decrease of $8.6 million from $166.4 million at the end of the 2013 first quarter. A portion of the decrease in cash was attributable to the Tamar acquisition. Accounts receivable increased to $61.1 million and inventory increased to $72.1 million as of June 30, 2013. The inventory increase is primarily due to continued investments in inventory for the start-up of the new lithography business. Working capital ended the quarter at $258.9 million.

Conference Call
Rudolph Technologies will discuss its 2013 second quarter results on a conference call it is hosting today at 4:30 PM EDT. To access the live conference call, please dial (888) 603-6873 and reference Conference ID# 18109846. A live audio webcast will also be available to investors on the Company’s website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph’s website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:
Investors:
Steven R. Roth
Senior Vice President & CFO
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
Amy Pauling
952.259.1794
amy.pauling@rudolphtech.com

                (tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	June 30, 2013	December 31, 2012
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$157,825	$169,216
Accounts receivable, net	61,065	57,113
Inventories	72,056	63,422
Prepaid and other assets	5,781	4,301
Total current assets	296,727	294,052
Property, plant and equipment, net	12,484	11,909
Intangibles	31,949	23,729
Other assets	34,810	34,894
Total assets	$375,970	$364,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$19,198	$15,696
Other current liabilities	18,625	21,352
Total current liabilities	37,823	37,048
Senior convertible notes	50,347	49,010
Other non-current liabilities	13,952	8,037
Total liabilities	102,122	94,095
Stockholders’ equity	273,848	270,489
Total liabilities and stockholders’ equity	$375,970	$364,584

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Revenues	$46,059	$56,326	$87,709	$102,035
Cost of revenues	22,544	26,104	42,320	48,048
Gross profit	23,515	30,222	45,389	53,987
Operating expenses:
Research and development	10,214	9,385	19,917	19,187
Selling, general and administrative	10,519	9,934	20,771	19,113
Amortization	648	416	1,264	832
Total operating expenses	21,381	19,735	41,952	39,132
Operating income	2,134	10,487	3,437	14,855
Interest expense, net	1,200	1,079	2,409	2,155
Other income	(398)	(523)	(49)	(104)
Income before income taxes	1,332	9,931	1,077	12,804
Provision (benefit) for income taxes	573	3,585	(75)	4,596
Net income	$759	$6,346	$1,152	$8,208

Net income per share:

Basic	$0.02	$0.20	$0.04	$0.26
Diluted	$0.02	$0.19	$0.03	$0.25

Weighted average shares outstanding:

Basic	32,567	32,144	32,633	32,110
Diluted	33,155	32,727	33,284	32,745

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

GAAP operating income	$2,134	$10,487	$3,437	$14,855
Non-GAAP adjustments:
Amortization of intangibles	648	416	1,264	832
Litigation costs	264	661	518	1,299
Share-based compensation	998	1,044	1,955	2,018
Total non-GAAP adjustments	1,910	2,121	3,737	4,149
Non-GAAP operating income	$4,044	$12,608	$7,174	$19,004

GAAP net income	$759	$6,346	$1,152	$8,208
Total non-GAAP adjustments	1,910	2,121	3,737	4,149
Income tax effect of non-GAAP adjustments (1)	(667)	(744)	(1,308)	(1,446)
Non-GAAP net income	$2,002	$7,723	$3,581	$10,911

Non-GAAP net income per share:
Basic	$0.06	$0.24	$0.11	$0.34
Diluted	$0.06	$0.24	$0.11	$0.33

1) For the six month periods ended June 30, 2013 and 2012, the non-GAAP adjustments were taxed at a marginal tax rate of 35.0% and 34.9%, respectively.
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